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                                                                 EXHIBIT 99.1


                AVONDALE INCORPORATED REPORTS FISCAL YEAR RESULTS


MONROE, GEORGIA

         Avondale Incorporated, a Georgia-based textile producer, reported results today for its fiscal year ended August 31, 2001. Sales for the year declined 8% to $772,768,000 from $836,544,000 in fiscal 2000. Earnings fell to $1,257,000 from $33,003,000 in fiscal 2000.

         G. Stephen Felker, Chairman, President and Chief Executive Officer, explained that three external forces influenced these results. The economic downturn in Asia in the late 1990's led to the deterioration of most Asian currencies against the American dollar. Several Asian currencies have weakened as much as 50% against the dollar since 1995. This creates a disadvantage for producers whose costs are denominated in dollars.

         The weakness in consumer demand throughout the world has resulted in an abundance of apparel goods in the United States economy as foreign producers have focused on its market.

         Additionally, a recent decline in consumer spending for apparel in the United States has softened demand for Avondale's products.

         Mr. Felker remarked that, "Despite these poor market conditions, Avondale is excellently positioned. Our capital expenditure program, which expended $91 million in fiscal 2001, was well timed and extremely appropriate for the situation in which we find ourselves today. Avondale's costs continue to decline. We are taking extraordinary measures to reduce overhead, also appropriate to the economic environment."

For further information contact:

Craig S. Crockard
Corporate Vice President, Planning and Development
Avondale Mills, Inc.
900 Avondale Avenue
Sylacauga, AL 35150-1899
(256) 249-1340